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                                             EXHIBIT 99.1

                                             For More Information:
                                             Thomas C. Deas, Jr.
                                             James R. Rapp
                                             (610) 902-6205

               AIRGAS, INC. REPORTS FOURTH QUARTER AND
                        FISCAL 1998 RESULTS


                 -  RECORD AFTER-TAX CASH FLOW
                 -  SALES UP 26% IN QUARTER
                 -  PROFITS IMPACTED BY REPOSITIONING EXPENSES

     RADNOR, Pennsylvania, May 14, l998 -- Airgas, Inc. (NYSE-ARG) today reported record sales of $388 million for the quarter ended March 31, 1998, an increase of 26% from $309 million in the fourth quarter last year. After-tax cash flow (net earnings plus depreciation, amortization and deferred income taxes and before certain previously announced fourth quarter special charges and additional direct repositioning costs related to the "Repositioning Airgas for Growth" initiative) was helped by tax planning and increased 19%
to a record $37 million, or $.52 per share, compared to $31 million, or $.44 per share for the same quarter last year. Net earnings for the fourth quarter of fiscal l998, before the special charges and direct repositioning costs, were $10.7 million, or $.15 per share, compared to $10.9 million, or $.16 per share, a year ago. The prior year results exclude special charges and a loss related to the divestiture of a non-core business.

     The previously-announced special charges recorded in the fourth quarter ended March 31, 1998, totaled $19.5 million ($12.4 million after-tax) and consist of severance and exit costs for the closure of duplicate facilities, a non-cash charge for the write-down of property, plant and equipment and goodwill impaired as a result of the restructuring, and the divestiture of several non-core businesses, offset by a one-time net gain related to an acquisition break-up fee.

     Repositioning costs of $5.7 million ($3.4 million after-tax), for relocating employees and other personnel expenses, exiting certain product lines, and computer conversions have also been incurred in the quarter and were charged against earnings. In conformance with generally accepted accounting principles, these costs and expenses were not included in the special charge.

     The fourth quarter special charges and the additional direct repositioning costs resulted in a reported net loss in the fourth quarter of $5.2 million, or $.07 per share and after-tax cash flow of $37.3 million, or $.52 per share.

     For the year ended March 31, 1998, sales increased 25% to $1.45 billion from $1.16 billion in fiscal l997. After-tax cash flow tax for the year (before special charges, additional direct repositioning costs, and non-recurring gains), rose by 16% to a record $136.3 million, or $1.92 per share, compared to $117.3 million, or $1.71 per share, a year earlier. Net earnings for the year, before special charges, direct repositioning costs, and non-recurring gains were $46.0 million, or $.65 per share, compared to $44.3
million, or $.65 per share, in fiscal l997.   The prior year results exclude
special charges and a loss related to the divestiture of a non-core business.


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     Included in Airgas' results for the year ended  March 31, 1998 were non-recurring gains of $1.5 million ($980 thousand after-tax) from the sale of a non-core business, and $14.5 million ($9.4 million after-tax) from the partial recovery of refrigerant losses.

     The special charges and direct repositioning costs, combined with non-recurring gains, resulted in reported net earnings for the year of $40.5 million, or $.57 per share.

     Peter McCausland, Airgas' Chairman and Chief Executive Officer, said "We made significant progress in fiscal 1998 toward our goal of becoming a multi-billion dollar, world-class distribution company, supplying packaged gases and related products and services nationally. This was another year of growth by acquisition, with 28 transactions adding combined annual sales of $265 million.

     "We also launched the Repositioning Airgas for Growth initiative which will provide the foundation for a new growth period including higher internal growth plus continuing acquisitions. Our repositioning is expensive, but necessary. It is progressing rapidly.

     "We are pleased with the growth in sales and gross profits in the fourth quarter. Same-store sales grew 12% in ADI and 4.5% in our Distribution Group. As we build the necessary infrastructure, that growth should add to the bottom line and shareholder value," McCausland said.

     Airgas, Inc. is the largest distributor of industrial, medical and specialty gases and related equipment in North America. Airgas can be visited on the Internet at http://www.airgas.com.

                    Forward-Looking Statements Warning

     This press release may contain statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases. Airgas intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors, and the making of such statements should not be regarded as a representation by Airgas or any other person that the results expressed therein will be achieved. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include underlying market conditions, continued growth in same-store sales, costs and potential disruptive effects of the repositioning, implementation of information technology projects, the success and timing of intended divestitures, and factors described in the Company's reports, including Form 10-Q, dated December 31, 1997, filed by the Company with the Securities and Exchange Commission.

     Consolidated statements of earnings follow on page 3.
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                                 AIRGAS, INC.
                      CONSOLIDATED STATEMENTS OF EARNINGS
                 (Amounts in thousands, except per share data)

                                         (Unaudited)
                                     Three Months Ended    Twelve Months Ended
                                          March 31,             March 31,
                                      1998      1997 (a)   1998       1997(a)
                                      ____      _______    ____       _______
Net sales:
     Distribution                   $286,193  $258,246 $1,098,588    $999,555
     Direct Industrial                63,937    32,771    223,370      99,216
     Manufacturing                    38,282    17,864    126,032      60,123
                                     _______   _______   _________  _________
           Total net sales           388,412   308,881  1,447,990   1,158,894
                                     _______   _______  _________   _________
Costs and expenses:
     Cost of products sold (excluding
      depreciation and amortization)
        Distribution                 146,609   130,658    555,392     503,470
        Direct Industrial             46,560    23,093    161,326      72,543
        Manufacturing                 20,602     9,850     62,139      35,370
      Selling, distribution and
      administrative expenses        130,084   100,588    468,565     371,310
     Depreciation, depletion and
       amortization                   19,861    16,690     76,670      62,491
     Special charges, net(b)(c)       19,450    31,425      4,950      31,425
                                     _______   _______  _________   _________
         Total costs and expenses    383,166   312,304  1,329,042   1,076,609
                                     _______   _______  _________   _________
Operating income:
     Distribution                     22,593    23,904    105,371     100,300
     Direct Industrial                 1,190       904      6,101       3,076
     Manufacturing                       913     3,194     12,426      10,334
     Special charges, net(b)(c)      (19,450)  (31,425)    (4,950)    (31,425)
                                     _______   _______    _______    ________
         Total operating income (loss) 5,246   ( 3,423)   118,948      82,285

Interest expense, net                (14,056)  (11,333)   (53,290)    (39,752)
Other income, net                        325     1,108      2,813       1,672
Equity in earnings of unconsolidated
  affiliates                           1,669       950      2,931         958
Minority interest                        (36)     (259)      (873)       (817)
                                     _______   _______    _______     _______
     Earnings (loss) before income
       taxes                         ( 6,852)  (12,957)    70,529      44,346

Income tax expense (benefit)          (1,665)  ( 2,803)    29,989      21,080
                                     _______   _______    _______     _______
Net earnings (loss)                 $( 5,187) $(10,154)  $ 40,540    $ 23,266
                                     =======   =======    =======     =======
Diluted earnings(loss)per share (e) $   (.07) $   (.15)  $    .57    $    .34
                                     =======   =======    =======     =======
Pro forma net earnings(excluding
 special charges, direct repositioning
 costs and recovery of refrigerant
 losses)(d)                         $ 10,672  $ 10,864   $ 45,992    $ 44,286
                                     =======   =======    =======     =======


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Pro forma diluted earnings per share
 excluding special charges, direct
 repositioning costs and recovery of
 refrigerant losses (d),(e)         $    .15  $    .16   $    .65    $    .65
                                     =======   =======    =======     =======

Weighted average shares               71,600    69,900     70,800      68,640
                                     =======   =======    =======     =======
  (a) Certain reclassifications have been made to previously issued financial statements to conform to the current presentation.

  (b) The results for the fourth quarter and year ended March 31, 1998 include special charges which totaled $19.5 million ($12.4 after-tax) and consist of severance, exit costs for the closure of duplicate facilities, a non-cash charge for the write-down of property, plant and equipment and goodwill impaired as a result of the restructuring , and the divestiture of several non-core businesses, offset by a one-time net gain related to an acquisition break-up fee.

      The results for the fourth quarter and year ended March 31, 1997 include special charges which consisted of $26.4 million ($17 million after-tax) related to the fraudulent breach of contract by a third-party supplier of refrigerant gas and $5.0 million ( $3.2 million after-tax) related to the write-down of certain machinery and equipment, goodwill and other intangible assets of two non-core businesses.

  (c) The results for the year ended March 31, 1998 include a $14.5 million ( $9.4 million after-tax) gain from a partial recovery of refrigerant losses.

  (d) The pro forma results for the fourth quarter and year ended March 31, 1998 exclude:
         - the effect of the fourth quarter special charges noted in footnote(b)
         - fourth quarter additional direct repositioning costs related to the "Repositioning Airgas for Growth" initiative
         - the effect of the second quarter non-recurring gain from partial recovery of refrigerant losses noted in footnote(c)
         - the gain related to the second quarter sale of a non-core business

      The pro forma results for the fourth quarter and year ended March 31, 1997 exclude:
         - the effects of the special charges noted in footnote(b)
         - the loss related to the sale of a non-core business.

  (e) Effective with its year ended March 31, 1998, Airgas implemented SFAS No. 128 which establishes new standards for computing and presenting earnings per share (EPS) and requires the disclosure of Basic and Diluted EPS. All prior periods have been restated to conform to the new rules. Basic EPS (loss) amounts were ($.07) and $.59 for the fourth quarter and year-to-date March 31, 1998, respectively (($.15) and $.35 for the same periods in the prior year).

      Excluding the special charges, direct additional repositioning costs, a non-recurring gain and the recovery of refrigerant losses, Basic EPS was $.15 and $.67 for the fourth quarter and year-to-date ended March 31, 1998, respectively. ($.16 and $.67 for the same periods in the prior year, excluding the special charges and a loss related to sale of a non-core business).